Exhibit 99.1

Synergy Pharmaceuticals Initiates Multiple Ascending Dose Phase Ib Trial in Healthy Volunteers of SP-333, a Second Generation Guanylate Cyclase C Agonist for the Treatment of Ulcerative Colitis

SP-333 Advances to Multiple-Dosing Safety Study

NEW YORK, Jan. 28, 2013 (GLOBE NEWSWIRE) — Synergy Pharmaceuticals, Inc. (SGYP), a developer of new drugs to treat gastrointestinal (GI) disorders, announced today that oral dosing of healthy volunteers has begun in a Phase I clinical trial of SP-333, a guanylate cyclase C (GC-C) agonist for the treatment of inflammatory bowel disease (IBD) including ulcerative colitis (UC). SP-333 has exhibited potent anti-inflammatory activity in animal studies of colitis, displaying a novel mechanism-of-action that the company believes could provide a new way to treat UC patients with mild-to-moderate disease.

“We’re pleased with the results of our SP-333 single-dose-ascending trial in healthy volunteers, which was completed in late 2012, and are eager to move forward with further development of SP-333,” said Dr. Gary S. Jacob, President and CEO of Synergy Pharmaceuticals. “This second trial is an important step in ultimately evaluating SP-333’s potential to treat GI inflammatory diseases such as UC.”

The present trial, designed as a placebo-controlled, dose-escalating, multiple-dose study in 64 healthy adult volunteers, is focused on exploring the safety profile of SP-333. The study will take place in one site in the United States.

“SP-333 is our first clinical candidate for evaluating the anti-inflammatory potential of GC-C receptors to treat GI anti-inflammatory conditions such as UC,” said Dr. Kunwar Shailubhai, Synergy’s Chief Scientific Officer. “In experimental models of colitis in mice, we have found that treatment with SP-333 ameliorates GI inflammation, likely through inhibition of NF-kappa B signaling to suppress production of pro-inflammatory cytokines.”

About SP-333

SP-333 is a synthetic analog of uroguanylin, a natriuretic peptide hormone normally produced in the lumen of the intestinal tract. Deficiency of uroguanylin is likely to be one of the primary causes for the formation of polyps, as well as debilitating and difficult-to-treat GI inflammatory disorders such as UC and Crohn’s disease. Orally-administered SP-333 binds to and activates the GC-C receptor expressed on epithelial cells lining the GI mucosa, thereby stimulating cyclic GMP in target tissues. SP-333 was shown to be highly stable against proteolysis in simulated intestinal fluid for up to 24 hours. Its stability profile has made this peptide an extremely potent GC-C agonist in studies of mice and monkeys. SP-333 promoted bowel movement in studies of monkeys and ameliorated GI inflammation in studies of mice.

About Ulcerative Colitis

More than a half million Americans live with UC, a type of IBD that causes chronic inflammation of the colon. Along with Crohn’s disease, the other major form of IBD, UC is painful and debilitating. Patients with UC are at increased risk for colon cancer and may ultimately require surgical removal of the colon. There are no medical cures for UC, and long-term remission with current treatments is limited. New treatments for UC patients are urgently needed.

About Synergy Pharmaceuticals, Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s lead proprietary drug candidate, plecanatide, is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. Synergy completed a positive Phase I study of plecanatide in healthy volunteers, and positive Phase IIa and Phase IIb/III clinical trials in patients with chronic idiopathic constipation (CIC). Detailed positive findings from a recently completed Phase IIb/III clinical trial will be presented at a major scientific meeting this year. Synergy is also developing plecanatide for the treatment of irritable bowel syndrome with constipation (IBS-C), having initiated the first trial in IBS-C patients in late 2012. Synergy’s second GC-C agonist, SP-333, is in clinical development to treat inflammatory bowel diseases, and has just completed its first Phase I trial in healthy volunteers. More information is available at http://www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.